CERTIFICATE OF AMENDMENT

                     TO THE ARTICLES OF INCORPORATION OF

                   UNITED STATES INDEMNITY & CASUALTY, INC.


     We, the undersigned, Efraim Donitz, President, and Nelson Colvin, Secretary, of United States Indemnity & Casualty, Inc., a Nevada corporation (the "Corporation"), do hereby certify:

                                      I

     The name of the Corporation is United States Indemnity & Casualty, Inc.

                                      II

     The  following   amendment  to  the  Articles  of  Incorporation  of  the
Corporation was duly adopted by Board of Directors and the written consent of stockholders of the Corporation owning in excess of a majority of the outstanding voting securities of the Corporation on December 15, 1999, pursuant to Sections 78.315 and 78.320 of the Nevada Revised Statutes:

     That the Corporation effect a forward split of its outstanding voting securities on a basis of 100 for one, while retaining the current authorized capital and par value, with appropriate adjustments in the capital accounts of the Corporation; provided, however, that all fractional shares shall be rounded up to the nearest whole share.

                                     III

     The number of shares entitled to vote on the amendment was 4,800,026.

                                      IV

     The number of shares voted in favor of the amendment was 4,300,000 with none opposing and none abstaining.

     IN WITNESS THEREOF, the undersigned officers of the Corporation, certifying that the foregoing is true and correct under penalty of perjury, have set their hands this 14th day of December, 1999.

                              /S/ Efraim Donitz
                              ------------------------------
                              Efraim Donitz, President


                              /s/ Nelson Colvin
                              ------------------------------
                              Nelson Colvin, Secretary